Exhibit 99.1

FOR IMMEDIATE RELEASE

Tanox Reports First Quarter 2003 Financial Results

HOUSTON, TX (May 2, 2003) – Tanox, Inc. (Nasdaq: TNOX) today announced quarterly financial results for the quarter ended March 31, 2003. The Company reported a net loss of $6.3 million or $0.14 per share compared to a net loss of $5.4 million or $0.12 per share for the first quarter of 2002.

Revenues for the three months ended March 31, 2003 were $5,000 compared to $3,000 for the same period in 2002. Research and development expenses increased to $5.1 million in the first quarter of 2003, compared to $4.7 million for the same period in 2002. The increase was primarily due to increased personnel costs associated with staffing growth to support clinical and manufacturing operations. General and administrative expenses increased to $2.7 million for the first quarter of 2003, compared to $2.5 million for the same period in 2002, primarily due to higher litigation expenses.

Other income, net, decreased from $1.8 million to $1.5 million for the three months ended March 31, 2003 as compared with the same period in the prior year. The decreases in 2003 are primarily the result of decreased interest income resulting from lower interest rates and decreased average cash and investment balances during the 2003 period.

As of March 31, 2003, Tanox had $223.1 million in cash and investments (including restricted amounts of $14.6 million), compared to $228.0 million (including restricted amounts of $14.4 million) at December 31, 2002.

About Tanox

Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology. The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system. XolairTM, Tanox’s most advanced product in development, is an anti-immunoglobulin E, or anti-IgE, antibody whose therapeutic effect has been validated through clinical trials in patients suffering from allergic asthma and seasonal allergic rhinitis (hay fever). Xolair is being developed under an agreement among Tanox, Novartis Pharma AG and Genentech, Inc. In June 2002, Xolair received marketing approval in Australia for treating adults and adolescents with moderate allergic asthma. Novartis and Genentech submitted an amended Biologics License Application (BLA) to the FDA in December 2002 for moderate-to-severe allergic asthma in adults and adolescents. The FDA’s Pulmonary-Allergy Drugs Advisory Committee is scheduled to review the BLA on May 15, 2003. Pending FDA approval, we expect launch in the second half of 2003.

Statements in this press release about Xolair and its prospects for regulatory approval and commercialization, other than statements of historical facts, are forward-looking statements and are subject to a number of uncertainties that may cause actual events or results to differ materially from those suggested in the forward-looking statements. Factors that could affect actual events or results include decisions by the FDA, its advisory committees and other regulatory agencies, such as decisions regarding whether sufficient data and compliance with regulations exist to support product licensure, as well as performance by the Company’s collaboration partners who have primary responsibility for commercializing Xolair.

This release and other information about Tanox, Inc. can be found on the World Wide Web at http://www.tanox.com.

For further information, contact:

Ashraf Hanna, Ph.D., M.D.

Tanox – Vice President of Strategic Planning (713) 578-4444

Michelle DeSantis

Tanox – IR/PR Coordinator (713) 578-4444

TANOX, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands Except Per Share data)

Summary of Operations

(unaudited)

	Three Months Ended March 31,
	2003	2002
Development agreements and license fees	$5	$3
Operating expenses:
Research and development	5,071	4,683
General and administrative	2,746	2,538

Total operating expenses	7,817	7,221

Loss from operations	(7,812)	(7,218)
Interest and other income/expense	1,463	1,769

Net loss	$(6,349)	$(5,449)

Net loss per basic and diluted share	$(0.14)	$(0.12)
Shares used in computing net loss per share—basic and diluted	43,911	44,077

Summary Balance Sheet Information

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets:
Cash, cash equivalents and investments*	$223,100	$227,990
Property and equipment (net)	18,811	19,197
Other assets	3,381	4,024

Total assets	$245,292	$251,211

Liabilities and Stockholders Equity:
Accounts payable and accrued liabilities	$11,100	$10,695
Notes Payable—long term	15,000	15,000
Stockholders’ equity	219,192	225,516

Total liabilities and stockholders’ equity	$245,292	$251,211

*	includes restricted cash and investments of $14,562 and $14,441 at March 31, 2003 and December 31, 2002, respectively.